Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (‘Agreement”), entered into as of the 21st day of July , 2010 by and between the River Rock Entertainment Authority (‘Authority”), a governmental instrumentality of the Dry Creek Band of Pomo Indians (‘Tribe”), on behalf of the River Rock Casino (“Casino”), a governmental economic development  project of the Tribe, and David Fendrick (“Employee”), amends certain Employment Agreement dated 9th day of April, 2010(“the Agreement”).  Capitalized terms used but not otherwise in this Agreement shall have the respective meanings ascribed to them in the Agreement.

In consideration of the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Amendment agree as follows:

Amendment:  Section 8, Termination by Authority shall read:

Termination by Authority.  Should the Authority terminate Key Employee without Good Cause, the Authority shall provide the Key Employee sixty (60) days written notice.  Should the Authority require the Key Employee to leave his position prior to the Sixty (60) days, the Authority shall pay the Key Employee for the time not worked.

As sole compensation for such termination, and provided such termination is more than 90 days following the Commencement Date and Key Employee executes a release and waiver as described in Section 7.5 (d) above, the Authority shall pay to Key Employee an amount equal to his salary for a period of nine (9) months from the Actual Date of Termination, together with all employee benefits during that nine-month period which he would have earned had he remained employed during said period.

Miscellaneous:

(a)          Except as amended hereby the terms of the Agreement shall remain unmodified and in all other respects shall continue in full force and effect.

(b)         This Agreement shall control in the event of any conflict between it and the Agreement.

The Parties have executed this Agreement effective as of the Effective Date as set forth above.

/s/Harvey Hopkins
Harvey Hopkins: Chairman, River Rock Entertainment Authority

/s/David Fendrick
David Fendrick: Employee